EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Avnet, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Avnet, Inc. of our reports dated August 29, 2006, with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of July 1, 2006 and July 2, 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended July 1, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of July 1, 2006 and the effectiveness of internal control over financial reporting as of July 1, 2006, which reports appear in the July 1, 2006 annual report on Form 10-K of Avnet, Inc.
Our report with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of July 1, 2006 and July 2, 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended July 1, 2006, refers to the Company’s adoption of Statement of Financial Accounting Standard No. 123R, “Share-Based Payment” effective July 3, 2005.
/s/ KPMG LLP
Phoenix, Arizona
February 23, 2007